UNDERWRITING AGREEMENT

BETWEEN

T. ROWE PRICE DIVERSIFIED SMALL-CAP GROWTH FUND, INC.

AND

T. ROWE PRICE INVESTMENT SERVICES, INC.

 THIS UNDERWRITING AGREEMENT, made as of the 19th day of October, 2015, by and between T. ROWE PRICE DIVERSIFIED SMALL-CAP GROWTH FUND, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the “Corporation”), and T. ROWE PRICE INVESTMENT SERVICES, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the “Distributor”).

WITNESSETH:

 WHEREAS, the Corporation proposes to engage in business as an open-end management investment company and to register as such under the federal Investment Company Act of 1940, as amended (“ICA-40”); and

 WHEREAS, the shares of the Corporation’s capital stock may be divided into series or classes (all such shares being referred to herein as “Shares”) and the Corporation currently is authorized to offer more than one class of Shares; and

 WHEREAS, the Corporation initially offered Shares of one series, the T. Rowe Price Diversified Small-Cap Growth Fund, and intends to offer Shares of three (3) additional series, the T. Rowe Price QM Global Equity Fund, T. Rowe Price QM U.S. Small & Mid-Cap Core Equity Fund, and T. Rowe Price QM U.S. Value Equity Fund, such series together with any other series which may be established later and served by the Distributor hereunder, being herein referred to collectively as “Funds” individually referred to as a “Fund”; and

 WHEREAS, the Distributor is engaged principally in the business of distributing shares of the investment companies sponsored and managed by T. Rowe Price Associates, Inc. (“Price Associates”) and is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (“SEA-34”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

 WHEREAS, the Corporation desires the Distributor to act as the distributor in the public offering of its shares; and

 WHEREAS, the Corporation has adopted a plan pursuant to Rule 12b-1 under the

ICA-40 (“Plan”) with respect to one or more classes of Shares (“12b-1 Shares”) authorizing payments by the Funds to the Distributor or others with respect to the distribution and/or provision of shareholder and administrative services with respect to such 12b-1 Shares.

 NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

 1. Delivery of Corporation Documents. The Corporation has furnished Distributor with copies, properly certified or authenticated, of each of the following:

  (a) Articles of Incorporation, dated April 22, 1997.

  (b) By-Laws of the Corporation as in effect on the date hereof.

  (c) Resolutions of the Board of Directors of the Corporation selecting Distributor as principal underwriter for the Funds and approving this form of agreement.

 The Corporation shall furnish the Distributor from time to time with copies, properly certified or authenticated, of all the amendments of, or supplements to, the foregoing, if any.

 The Corporation shall furnish Distributor promptly with properly certified or authenticated copies of any registration statements filed by it on behalf of the Funds with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“SA-33”) or ICA-40, together with any financial statements and exhibits included therein, and all amendments or supplements thereto hereafter filed.

 2. Sale of Shares. Subject to the provisions of Paragraphs 3, 4, and 6 hereof, and to such minimum purchase requirements as may from time to time be currently indicated in the Corporation’s prospectuses on behalf of the Funds, the Distributor is authorized to sell, as agent for the Corporation, on behalf of the Funds, Shares authorized for issuance and registered under SA-33. Distributor may also sell Shares under offers of exchange between and among the investment companies for which Price Associates acts as an investment adviser (“Price Funds”). Distributor may also purchase as principal such Shares for resale to the public. Such sale will be made by Distributor on behalf of the Funds by accepting unconditional orders to purchase the Shares placed with Distributor by investors or by selected dealers and such purchases will be made by Distributor only after acceptance by Distributor of such orders. The sales price to the public of such Shares shall be the public offering price as defined in Paragraph 5 hereof.

 The Distributor shall have the right to enter into selected dealer agreements with registered and qualified securities dealers and other financial institutions of its choice for the sale of Shares, provided that the Corporation shall approve the forms of such agreements. Within the United States, the Distributor shall offer and sell Shares only to such selected dealers as are members in good standing of FINRA or are institutions exempt from registration under applicable federal securities laws. Shares sold to selected dealers shall be for resale by such dealers only at the public offering price as defined in Paragraph 5 hereof.

 3. Sale of Shares by the Corporation. The rights granted to the Distributor shall be nonexclusive in that the Corporation, on behalf of the Funds, reserves the right to sell Shares of the Funds to investors pursuant to applications received and accepted by the

Corporation or its transfer agent. Further, the Corporation reserves the right to issue Shares in connection with the merger or consolidation of any other investment company, trust or personal holding company with the Corporation or the Corporation’s acquisition by the purchase or otherwise, of all or substantially all of the assets of an investment company, trust or personal holding company. Any right granted to Distributor to accept orders for Shares, or to make sales on behalf of the Funds or to purchase Shares for resale, will not apply to Shares issued in connection with the merger or consolidation of any other investment company with the Corporation or its acquisition by purchase or otherwise, of all or substantially all of the assets of any investment company, trust or personal holding company, or substantially all of the outstanding shares or interests of any such entity, and such right shall not apply to Shares that may be offered by the Corporation to shareholders by virtue of their being shareholders of the Funds.

 4. Shares Covered by this Agreement. This Agreement relates to the issuance and sale of Shares that are duly authorized, registered, and available for sale by the Corporation, on behalf of the Funds, including redeemed or repurchased Shares if and to the extent that they may be legally sold and if, but only if, the Corporation authorizes the Distributor to sell them.

 5. Public Offering Price. All Shares sold by the Distributor pursuant to this Agreement shall be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per share, as determined in the manner provided in the Corporation’s Articles of Incorporation, as now in effect, or as they may be amended (and as reflected in the Funds’ then-current prospectuses, next determined after the order is accepted by the Distributor. The Distributor will process orders submitted by brokers for the sale of Shares at the public offering price exclusive of any commission charged by such broker to his customer.

 6. Suspension of Sales. If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares shall be accepted by the Distributor except such unconditional orders placed with the Distributor before it had knowledge of the suspension. In addition, the Corporation reserves the right to suspend sales and Distributor’s authority to accept orders for Shares on behalf of the Funds if, in the judgment of the Board of Directors of the Corporation, it is in the best interests of the Corporation or Funds to do so, such suspension to continue for such period as may be determined by the Board of Directors of the Corporation; and in that event, no orders to purchase Shares shall be processed or accepted by the Distributor on behalf of the Funds while such suspension remains in effect except for Shares necessary to cover unconditional orders accepted by Distributor before it had knowledge of the suspension, unless otherwise directed by the Board of Directors of the Corporation.

 7. Solicitation of Orders. In consideration of the rights granted to the Distributor under this Agreement, Distributor will use its best efforts (but only in states in which Distributor may lawfully do so) to obtain from investors unconditional orders for Shares authorized for issuance by the Corporation, on behalf of the Funds, and registered under SA-33, provided that Distributor may in its discretion reject any order to purchase Shares. This does not obligate the Distributor to register or maintain its registration as a broker or dealer under the state securities laws of any jurisdiction if, in the discretion of the Distributor, such registration is not practical or feasible. The Funds shall make available to the Distributor at the expense of the Distributor such number of copies of the Funds’ currently effective prospectuses as the Distributor may reasonably request. The Funds shall furnish to the Distributor copies of all information, financial statements, and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares.

 8. Authorized Representations. The Corporation is not authorized by the Distributor to give, on behalf of the Distributor, any information or to make any representations other than the information and representations contained in a registration statement or prospectus filed with the SEC under SA-33 and/or ICA-40, covering Shares, as such registration statement and prospectus may be amended or supplemented from time to time.

 Neither Distributor nor any selected dealer nor any other person is authorized by the Corporation to give on behalf of the Funds any information or to make any representations in connection with the sale of Shares other than the information and representations contained in a registration statement or prospectuses filed, on behalf of the Funds, with the SEC under SA-33 and/or ICA-40, covering Shares, as such registration statement and prospectuses may be amended or supplemented from time to time, or contained in shareholder reports or other material that may be prepared by or on behalf of the Funds. This shall not be construed to prevent the Distributor from preparing and distributing tombstone ads and sales literature or other material as it may deem appropriate. No person other than Distributor is authorized to act as principal underwriter (as such term is defined in ICA-40, as amended) for the Corporation.

 9. Registration and Sale of Additional Shares. The Corporation, on behalf of the Funds will, from time to time, use its best efforts to register under SA-33, such Shares of the Funds as Distributor may reasonably be expected to sell on behalf of the Funds. In connection therewith, the Funds hereby agree to register an indefinite number of Shares pursuant to Rule 24f-2 under ICA-40, as amended. The Corporation, on behalf of the Funds will, in cooperation with the Distributor, take such action as may be necessary from time to time to qualify such Shares (so registered or otherwise qualified for sale under SA-33), in any state mutually agreeable to the Distributor and the Funds, and to maintain such qualification.

 10. Expenses. The Funds shall pay all fees and expenses:

  a. in connection with the preparation, setting in type, and filing of any registration statement and prospectus under SA-33 and/or ICA-40, and any amendments or supplements that may be made from time to time;

  b. in connection with the registration and qualification of Shares for sale in the various states in which the Funds shall determine it advisable to qualify such Shares for sale. (Including registering the Fund as a broker or dealer or any officer of the Fund or other person as agent or salesman of the Fund in any state.);

  c. of preparing, setting in type, printing, and mailing any report or other communication to shareholders of the Funds in their capacity as such;

  d. of preparing, setting in type, printing, and mailing prospectuses annually to existing shareholders;

  e. in connection with the issue and transfer of Shares resulting from the acceptance by Distributor of orders to purchase Shares placed with the Distributor by investors, including the expenses of confirming such purchase orders; and

  f. of any issue taxes or (in the case of Shares redeemed) any initial transfer taxes.

 The Distributor shall pay (or will enter into arrangements providing that persons other than Distributor shall pay) all fees and expenses:

  a. of printing and distributing any prospectuses or reports prepared for its use in connection with the distribution of Shares to the public;

  b. of preparing, setting in type, printing, and mailing any other literature used by the Distributor in connection with the distribution of the Shares to the public;

  c. of advertising in connection with the distribution of such Shares to the public;

  d. incurred in connection with its registration as a broker or dealer or the registration or qualification of its officers, directors, or representatives under federal and state laws; and

  e. incurred in connection with the sale and offering for sale of Shares which have not been herein specifically allocated to the Funds.

 11. Payment of the Distributor Under the Plan.

  a. The Corporation, on behalf of one or more classes of Shares shall pay fees to the Distributor, or to such persons as the Funds or Distributor may direct, for distribution, shareholder and/or administrative servicing expenses with respect to the Funds’ 12b-1 Shares. Such fees shall be paid under the Plan(s) adopted by the Funds and this Agreement.

  b. So long as any such Plan or any amendment thereto is in effect, the Distributor shall inform the Board of the distribution expenses and shareholder and administrative servicing expenses incurred with respect to the 12b-1 Shares by the Distributor. So long as any such Plan (or any amendment thereto) is in effect, at the request of the Board or any agent or representative of the Funds, the Distributor shall provide such additional information as may reasonably be requested concerning the activities of the Distributor hereunder and the costs incurred in performing such activities with respect to the 12b-1 Shares.

 12. Conformity With Law. Distributor agrees that in selling Shares it shall duly conform in all respects with the laws of the United States and any state in which such Shares may be offered for sale by Distributor pursuant to this Agreement and to the rules and regulations of FINRA.

 13. Independent Contractor. Distributor shall be an independent contractor and neither Distributor, nor any of its officers, directors, employees, or representatives is or shall be an employee of the Corporation in the performance of Distributor’s duties hereunder. Distributor shall be responsible for its own conduct and the employment, control, and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employee taxes thereunder.

 14. Indemnification. Distributor agrees to indemnify and hold harmless the Corporation or Funds, as appropriate, and each of the Corporation’s directors, officers, employees, representatives and each person, if any, who controls the Corporation or Funds within the meaning of Section 15 of SA-33 against any and all losses, liabilities, damages, claims, or expenses (including the reasonable costs of investigating or defending any alleged loss, liability, damage, claim, or expense and reasonable legal counsel fees incurred in connection therewith) to which the Corporation or Funds or such of the Corporation’s directors, officers, employees, representatives, or controlling person may become subject under SA-33, under any other statute, at common law, or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by Distributor or any of Distributor’s directors, officers, employees, or representatives, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, shareholder report, or other information covering Shares filed or made public by the Corporation, on behalf of the Funds, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to the Corporation by Distributor. In no case (i) is Distributor’s indemnity in favor of the Corporation or Funds, as appropriate, or any person indemnified to be deemed to protect the Corporation or Funds, as appropriate, or such indemnified person against any liability to which the Corporation or Funds, as appropriate, or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of his obligations and duties under this Agreement or (ii) is Distributor to be liable under its indemnity agreement contained in this Paragraph with respect to any claim made against the Corporation or Funds, as appropriate, or any person indemnified unless the Corporation or Funds, as appropriate, or such person, as the case may be, shall have notified Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Corporation or Funds, as appropriate, or upon such person (or after the Corporation or Funds or such person shall have received notice of such service on any designated agent). However, failure to notify Distributor of any such claim shall not relieve Distributor from any liability which Distributor may have to the Corporation or Funds or any person against whom such action is brought otherwise than on account of Distributor’s indemnity agreement contained in this Paragraph.

 Distributor shall be entitled to participate, at its own expense, in the defense, or, if

Distributor so elects, to assume the defense of any suit brought to enforce any such claim, but, if Distributor elects to assume the defense, such defense shall be conducted by legal counsel chosen by Distributor and satisfactory to the Corporation, on behalf of the Funds, to its directors, officers, employees, or representatives, or to any controlling person or persons, defendant or defendants, in the suit. In the event that Distributor elects to assume the defense of any such suit and retain such legal counsel, the Corporation, its directors, officers, employees, representatives, or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional legal counsel retained by them. If Distributor does not elect to assume the defense of any such suit, Distributor will reimburse the Corporation, on behalf of the Funds, such directors, officers, employees, representatives, or controlling person or persons, defendant or defendants in such suit for the reasonable fees and expenses of any legal counsel retained by them. Distributor agrees to promptly notify the Corporation of the commencement of any litigation or proceedings against it or any of its directors, officers, employees, or representatives in connection with the issue or sale of any Shares.

 The Corporation, on behalf of the Funds, agrees to indemnify and hold harmless Distributor and each of its directors, officers, employees, representatives, and each person, if any, who controls Distributor within the meaning of Section 15 of SA-33 against any and all losses, liabilities, damages, claims, or expenses (including the reasonable costs of investigating or defending any alleged loss, liability, damage, claim, or expense and reasonable legal counsel fees incurred in connection therewith) to which Distributor or such of its directors, officers, employees, representatives, or controlling person may become subject under SA-33, under any other statute, at common law, or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by the Corporation or any of the Corporation’s directors, officers, employees or representatives, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, shareholder report, or other information covering Shares filed or made public by the Corporation, on behalf of the Funds, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to Distributor by the Corporation. In no case (i) is the Corporation’s indemnity in favor of the Distributor, or any person indemnified to be deemed to protect the Distributor or such indemnified person against any liability to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of his obligations and duties under this Agreement, or (ii) is the Corporation, on behalf of the Funds, to be liable under its indemnity agreement contained in this Paragraph with respect to any claim made against Distributor, or person indemnified unless Distributor, or such person, as the case may be, shall have notified the Corporation in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon Distributor or upon such person (or after Distributor or such person shall have received notice of such service on any designated agent). However, failure to notify the Corporation of any such claim shall not relieve the Corporation from any liability which the Corporation may have to Distributor or any person against whom such action is brought otherwise than on account of the Corporation’s indemnity agreement contained in this Paragraph.

 The Corporation, on behalf of the Funds, shall be entitled to participate, at its own expense, in the defense, or, if the Corporation, on behalf of the Funds, so elects, to assume the defense of any suit brought to enforce any such claim, but, if the Corporation, on behalf of the Funds, elects to assume the defense, such defense shall be conducted by legal counsel chosen by the Corporation, on behalf of the Funds, and satisfactory to Distributor, to its directors, officers, employees, or representatives, or to any controlling person or persons, defendant or defendants, in the suit. In the event that the Corporation, on behalf of the Funds, elects to assume the defense of any such suit and retain such legal counsel, Distributor, its directors, officers, employees, representatives, or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional legal counsel retained by them. If the Corporation, on behalf of the Funds, does not elect to assume the defense of any such suit, the Corporation, on behalf of the Funds, will reimburse Distributor, such directors, officers, employees, representatives, or controlling person or persons, defendant or defendants in such suit for the reasonable fees and expenses of any legal counsel retained by them. The Corporation, on behalf of the Funds, agrees to promptly notify Distributor of the commencement of any litigation or proceedings against it or any of its directors, officers, employees, or representatives in connection with the issue or sale of any Shares.

 15. Limitation on Liability of Corporation. It is expressly agreed that the obligations of the Corporation hereunder shall not be binding upon any of the directors, shareholders, nominees, officers, agents or employees of the Corporation, personally, but bind only the trust property of the Corporation, as provided in the Articles of Incorporation of the Corporation. The execution and delivery of this Agreement have been authorized by the directors and shareholder of the Corporation and signed by an authorized officer of the Corporation, acting as such, and neither such authorization by such directors and shareholder nor such execution and delivery by such officer shall be deemed to have been made by any of them but shall bind only the trust property of the Corporation as provided in its Articles of Incorporation.

 16. Duration and Termination of this Agreement. This Agreement shall become effective upon its execution (“effective date”) and, unless terminated as provided, shall remain in effect through April 30, 2017 and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the directors of the Corporation who are not interested persons of the Distributor or of the Corporation, cast in person at a meeting called for the purpose of voting on such approval, and by vote of the directors of the Corporation or of a majority of the outstanding voting securities of the Corporation. This Agreement may, on 60 days’ written notice, be terminated at any time, without the payment of any penalty, by the vote of a majority of the directors of the Corporation who are not interested persons of Distributor or the Corporation, by a vote of a majority of the outstanding voting securities of the Corporation, or by Distributor. This Agreement will automatically terminate in the event of its assignment. In interpreting the provisions of this Paragraph 14, the definitions contained in Section 2(a) of ICA-40 (particularly the definitions of “interested person,” “assignment,” and “majority of the outstanding securities”) shall be applied.

 17. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. If the Corporation should at any time deem it necessary or advisable in the best interests of the Corporation that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the SEC or other governmental authority or to obtain any advantage under state or federal tax laws and notifies Distributor of the form of such amendment, and the reasons therefor, and if Distributor should decline to assent to such amendment, the Corporation may terminate this Agreement forthwith. If Distributor should at any time request that a change be made in the Corporation’s Articles of Incorporation or By-Laws or in its methods of doing business, in order to comply with any requirements of federal law or regulations of the SEC, or of a national securities association of which Distributor is or may be a member relating to the sale of Shares, and the Corporation, on behalf of the Funds, should not make such necessary change within a reasonable time, Distributor may terminate this Agreement forthwith.

 18. Additional Funds. In the event that the Corporation establishes one or more series of Shares in addition to the Funds with respect to which it desires to have Distributor render services as distributor under the terms hereof, it shall so notify Distributor in writing, and if Distributor agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

 19. Separate Agreement as to Classes. The amendment or termination of this Agreement with respect to any class of Shares shall not result in the amendment or termination of this Agreement with respect to any other class of Shares unless explicitly so provided.

 20. Miscellaneous. It is understood and expressly stipulated that neither the shareholders of the Funds, nor the directors of the Corporation shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

 21. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Corporation, 100 East Pratt Street, Baltimore, Maryland 21202, and if to the Distributor, at 100 East Pratt Street, Baltimore, Maryland 21202.

Attest:	T. ROWE PRICE DIVERSIFIED SMALL-CAP GROWTH FUND, INC.
/s/ Patricia B. Lippert _________________________________ Patricia B. Lippert, Secretary	/s/ David Oestreicher __________________________________ David Oestreicher, Vice President

Attest:	T. ROWE PRICE INVESTMENT SERVICES, INC.
/s/ Joan E. Flister ________________________________ Joan E. Flister, Assistant Secretary	/s/ Darrell N. Braman __________________________________ Darrell N. Braman, Vice President

CAPS\Documents\Agreements\.Underwriting Agreements\DSGUnderwriting Agreement.doc